Exhibit 10.4

Execution Version

September 11, 2026

ProFrac Holdings II, LLC

c/o ProFrac Holdings, Corp.

333 Shops Blvd. Suite 301

Willow Park, Texas 76087

Attn: Matthew D. Wilks, Executive Chairman

Austin Harbour, Chief Financial Officer

Steven Scrogham, Chief Legal Officer

Re: Shared Services Agreement – Services Fee

Dear Matt and Steve:

Reference is hereby made to (i) that certain Shared Services Agreement (the “Services Agreement”), dated as of May 3, 2022, by and between Wilks Brothers, LLC, a Texas limited liability company (“Wilks”) and ProFrac Holdings II, LLC, a Texas limited liability company (“Holdings II”); (ii) that certain letter agreement, dated as of June 30, 2025, by and between Wilks and Holdings II, which amended the Services Agreement (the “First Letter Agreement”); and (iii) that certain Term Loan Credit Agreement, dated as of December 27, 2023, among Alpine Holding II, LLC, a Delaware limited liability company, PF Proppant Holding, LLC, a Texas limited liability company, the guarantors party thereto, the lenders party thereto, and CLMG Corp., as agent and collateral agent, as amended, restated, amended and restated, supplemented or otherwise modified from time to time (the “Alpine Credit Agreement”).

The Parties acknowledge and agree that the Liquidity Condition (as defined in the First Letter Agreement) was satisfied in December 22 2025, that the First Letter Agreement terminated in accordance with its terms upon such satisfaction, and that the Services Fee has been payable in cash in accordance with the terms of the Services Agreement since such time.

For purposes of this letter agreement (this “Second Letter Agreement”): (i) Wilks and Holdings II may be referred to separately as a “Party” or collectively as the “Parties”; (ii) “Amendment Effective Date” means September 11, 2026; (iii) “Alpine Loans” means the loans outstanding from time to time under the Alpine Credit Agreement; (iv) “Alpine Payoff Date” means the first date on which (a) all Alpine Loans, together with all accrued and unpaid interest thereon and all fees, premiums and other amounts then due and payable in respect thereof (other than contingent indemnification and reimbursement obligations for which no claim has been asserted), have been paid in full in cash and (b) all commitments to extend credit under the Alpine Credit Agreement have been terminated; (v) “Deferral Period” means the period from and including the Amendment Effective Date to but excluding the Alpine Payoff Date; and (vi) capitalized terms used but not otherwise defined in this Second Letter Agreement have the meanings ascribed to them in the Services Agreement.

Pursuant to Section 9.6 of the Services Agreement, the Services Agreement may be amended, modified, or supplemented by an agreement in writing signed by each Party.

Notwithstanding anything in the Services Agreement to the contrary, the Parties hereby acknowledge and agree that the Services Fee attributable to each quarterly period ending during the Deferral Period shall not be due or payable on the date on which it would otherwise be due and payable under Section 4.2 of the Services Agreement and shall instead accrue and be added to the Accrued Fee Balance. “Accrued Fee Balance” means, at any time, the aggregate amount of the Services Fee that has accrued pursuant to this Second Letter Agreement and has not been paid. The Accrued Fee Balance shall not bear interest and shall not be compounded. The failure to pay any Services Fee that has accrued pursuant to this Second Letter Agreement prior to the date on which the Accrued Fee Balance becomes due and payable as provided below shall not constitute a breach of, or default under, the Services Agreement. The Accrued Fee Balance may be satisfied, in whole or in part, by setoff or credit against any amounts then due and owing by (a) Wilks or any of its Affiliates (other than ProFrac Holding Corp. (the “Parent”) and its direct and indirect subsidiaries) to (b) Holdings II or any of its direct or indirect subsidiaries (other than Alpine Holding, LLC or any of its direct or indirect subsidiaries) under any other agreement or arrangement between or among them, upon written notice from Wilks to Holdings II specifying the amounts being offset and the obligations against which they are being applied. In addition, Wilks may elect, by written notice to Holdings II delivered not less than ten (10) days prior to the end of any calendar quarter, to receive all or any portion of the Services Fee attributable to such quarter (or any portion of the Accrued Fee Balance then outstanding) in the Parent’s Class A common stock ("ProFrac Stock") in lieu of deferral or cash payment. Any payment of the Services Fee or Accrued Fee Balance in ProFrac Stock will be determined by dividing the applicable amount by the 10-day Volume-Weighted Average Price ("VWAP") for the ProFrac Stock at the end of the applicable quarter. Any issuance of ProFrac Stock pursuant to this paragraph shall be subject to (a) compliance with the Parent’s insider trading in effect from time to time, (b) Parent having obtained any shareholder approval required under applicable listing standards of The Nasdaq Stock Market LLC and (c) compliance with applicable rules and regulations promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), relating thereto.

The Accrued Fee Balance (after giving effect to any setoffs, credits or payments in ProFrac Stock previously applied pursuant to the preceding paragraph) shall become due and payable in cash on the date that is 10 days following the Alpine Payoff Date (or, if such date is not a business day, on the next succeeding business day); provided, that Wilks may elect, by written notice to Holdings II delivered not less than ten (10) days prior to the Alpine Payoff Date (or, if the Alpine Payoff Date is not known in advance, within ten (10) days following receipt of written notice from Holdings II that the Alpine Payoff Date has occurred or will occur), to receive all or any portion of the Accrued Fee Balance then outstanding in shares of ProFrac Stock in lieu of cash, in which case the number of shares of ProFrac Stock deliverable shall be determined by dividing the applicable amount by the VWAP for the ProFrac Stock for the ten (10) consecutive trading days ending on (and including) the trading day immediately preceding the date of such payment, and such shares shall be delivered within five (5) Business Days following such determination. Upon the occurrence of the Alpine Payoff Date, the Services Fee shall again become payable in cash in accordance with the terms of the Services Agreement; provided, that the Services Fee for the quarter during which the Alpine Payoff Date occurs shall be pro-rated on a daily basis, and the portion thereof attributable to days falling prior to the Alpine Payoff Date shall be added to the Accrued Fee Balance and the portion thereof attributable to days falling on and after the Alpine Payoff Date shall be payable in cash in accordance with the terms of the Services Agreement. This Second Letter Agreement shall terminate upon the payment in full in cash of the Accrued Fee Balance (or upon the reduction of the Accrued Fee Balance to zero through setoffs, credits or payments in ProFrac Stock applied pursuant to this Second Letter Agreement).

Except as otherwise expressly set forth in this Second Letter Agreement, nothing herein shall be deemed to constitute an amendment, modification, supplement or waiver of any of the provisions of the Services Agreement, which shall remain in full force and effect. This Second Letter Agreement shall be governed by and construed in accordance with the internal laws of the State of Texas without giving effect to any choice or conflict of law provision or rule that would cause the application of laws of any other jurisdiction. Any legal suit, action, or proceeding arising out of or related to this Second Letter Agreement shall be instituted exclusively in the state or federal courts in Tarrant County, Texas, and each Party irrevocably: (a) submits to the exclusive jurisdiction of such courts; and (b) waives any objection to such courts based on venue or inconvenience. This Second Letter Agreement may be amended, modified, or supplemented only by an agreement in writing signed by each Party. No failure to exercise any rights, remedy, power or privilege arising from this Second Letter Agreement shall operate or be construed as a waiver thereof. This Second Letter Agreement and any other documents incorporated herein by reference constitutes the sole and entire agreement of the Parties with respect to the subject matter contained herein, and supersedes all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter. This Second Letter Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Second Letter Agreement delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Second Letter Agreement.

[Signature Page Follows]

If the foregoing is acceptable to you, please signify your agreement by executing on the space indicated below.

WILKS BROTHERS, LLC

By: /s/ Dan H. Wilks

Name: Dan H. Wilks

Title: Chief Executive Officer

Acknowledged and agreed
as of the date first set forth above:

PROFRAC HOLDINGS II, LLC

By: /s/ Austin Harbour

Name: Austin Harbour

Title: Chief Financial Officer